Exhibit 10.1
Execution Version

VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 9, 2015, is entered into by and between CVR Partners, LP, a Delaware limited partnership (“Parent”), Rentech, Inc., a Colorado corporation (“Partnership Parent”), Rentech Nitrogen Holdings, Inc., a Delaware corporation (the “Partnership Unitholder I”), and DSHC, LLC, a Delaware limited liability company (the “Partnership Unitholder II” and, together with the Partnership Parent and the Partnership Unitholder I, the “Unitholders”). The parties to this Agreement are sometimes referred to herein collectively as the “parties,” and individually as a “party.”
WHEREAS, the Partnership Unitholder I owns 13,815,682 common units representing limited partner interests and Partnership Unitholder II owns 9,434,318 common units representing limited partner interests (collectively, the “Unitholder Common Units”) of Rentech Nitrogen Partners, L.P., a Delaware limited partnership (the “Partnership”) (such Unitholder Common Units, together with (a) any other partner interests in the Partnership or (b) rights to acquire such partner interests, in each case acquired (whether beneficially or of record) by the Unitholders after the date hereof and prior to the Expiration Date, including any partner interests in the Partnership or rights to acquire such partner interests acquired by means of purchase, dividend or distribution, or issued upon the exercise of any options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);
WHEREAS, Parent, Lux Merger Sub 1 LLC, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub 1”), Lux Merger Sub 2, a limited liability company and wholly owned subsidiary of Parent (“Merger Sub 2,” and together with Merger Sub 1 LLC, the “Merger Subs,” and the Merger Subs, together with Parent, the “Parent Entities”), the Partnership and Rentech Nitrogen GP, LLC, a Delaware limited liability company (the “Partnership GP”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement), pursuant to which, among other things, (a) Merger Sub 1 will be merged with and into the Partnership GP, with the Partnership GP surviving as a wholly owned Subsidiary of Parent, and (b) Merger Sub 2 will be merged with and into the Partnership, with the Partnership surviving as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement (the “Mergers”);
WHEREAS, the approval of the Mergers and the adoption of the Merger Agreement by the holders of a majority of the issued and outstanding Partnership Common Units entitled to vote as of the record date is a condition to the consummation of the Mergers; and
WHEREAS, as a condition to the willingness of the Parent Entities to enter into the Merger Agreement and as an inducement and in consideration therefor, the Unitholders have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

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Article I
VOTING; GRANT AND APPOINTMENT OF PROXY
Section 1.1    Voting. From and after the date hereof until the earlier of (a) the consummation of the Mergers and (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier date, the “Expiration Date”), each of the Unitholders irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Partnership Unitholders, however called, or in connection with any written consent of the Partnership Unitholders, such Unitholder (in such capacity and not in any other capacity) will (i) appear at such meeting or otherwise cause all of the Securities (whether owned beneficially or of record by such Unitholder) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities (whether owned beneficially or of record by such Unitholder):
(a)    with respect to each meeting at which a vote of such Unitholder on the Mergers is requested (a “Merger Proposal”), in favor of the Merger Proposal (and, in the event that the Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of the Merger Proposal), and in favor of any other matter presented or proposed as to approval of the Mergers or any part or aspect thereof or any other transactions or matters contemplated by the Merger Agreement;
(b)    against any Alternative Proposal, without regard to the terms of such Alternative Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Mergers and the other transactions or matters contemplated by the Merger Agreement;
(c)    against any other action, agreement or transaction that is intended, that would reasonably be expected, or the effect of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or the performance of its obligations under this Agreement, including any of the following: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Partnership or any of its Subsidiaries; (ii) a sale, lease or transfer of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, or a reorganization, recapitalization or liquidation of the Partnership and its Subsidiaries; or (iii) any material change in the present capitalization or distribution policy of the Partnership or any amendment or other change to the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement or other organizational documents of the Partnership or its Subsidiaries, excluding, in each such case, (A) any action, agreement or transaction that is approved in writing by Parent, (B) the Mergers and (C) any other transaction that is expressly contemplated by or provided for in the Merger Agreement; and
(d)    against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Partnership Entities contained in the Merger Agreement, or of such Unitholder contained in this Agreement; and

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(e)    in favor of any other matter necessary or desirable to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers (clauses (a) through (e), the “Required Votes”).
Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.
(a)    From and after the date hereof until the Expiration Date, each Unitholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Unitholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Unitholder, to vote or cause to be voted (including by proxy or written consent, if applicable) its Securities in accordance with the Required Votes.
(b)    Each Unitholder hereby represents that any proxies heretofore given in respect of the Securities, if any, are revocable, and hereby revokes such proxies.
(c)    Each Unitholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Unitholder under this Agreement. Each Unitholder hereby further affirms that the irrevocable proxy set forth in this Section 1.2 is coupled with an interest and, except upon the occurrence of the Expiration Date, is intended to be irrevocable.
Section 1.3    Restrictions on Transfers. Each Unitholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, except in connection with the consummation of the Mergers (and excluding the restrictions described in Schedule A hereto), (a) sell, transfer (by gift or otherwise), assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree to take any of the actions referred to in the foregoing clause (a) or (b).
Section 1.4    Partnership Change in Recommendation. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Date there occurs a Partnership Change in Recommendation pursuant to Section 6.5(d) of the Merger Agreement, then the obligations of each Unitholder set forth in Section 1.1 and the irrevocable proxy and power of attorney in Section 1.2 shall be of no force and effect. Notwithstanding anything to the contrary in this Section 1.4, the restrictions set forth in Section 1.3 shall continue to apply with respect to the Securities until the Expiration Date.
Section 1.5    Injunction. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Date a Governmental Authority of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the

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Unitholders or their Affiliates from (x) consummating the transactions contemplated by the Merger Agreement or (y) taking any action pursuant to Section 1.1 or Section 1.2 of this Agreement, then (i) the obligations of each Unitholder set forth in Section 1.1 and the irrevocable proxy and power of attorney in Section 1.2 shall be of no force and effect for so long as such order is in effect and, in the case of clause (y), solely to the extent such order restrains, enjoins or otherwise prohibits such Unitholder from taking any such action, and (ii) each Unitholder shall cause the Securities to not be represented in person or by proxy at any meeting at which a vote of such Unitholder on the Mergers is requested. Notwithstanding anything to the contrary in this Section 1.5, the restrictions set forth in Section 1.3 shall continue to apply with respect to the Securities until the Expiration Date.
Article II
NO SOLICITATION
Section 2.1    Alternative Proposals.
(a)    The Unitholders will, and will cause their respective Subsidiaries and directors, officers, and employees, and will use commercially reasonable efforts to cause their respective other Representatives and their Affiliates to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal. Except as permitted by this Section 2.1, the Unitholders will not, and will cause their respective Subsidiaries and directors, officers and employees not to, and will use commercially reasonable efforts to cause their respective other Representatives and their Affiliates and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish (or afford access to) to any Person any non-public information that could reasonably be expected to give rise to any Alternative Proposal. Promptly following the date hereof, the Unitholders shall: (A) withdraw and terminate access that was granted to any Person (other than the Parent Entities and their Representatives) to any “data room” (virtual or physical) that was established in connection with the transactions contemplated by the Merger Agreement and (B) exercise any contractual rights available to any of them to cause each Person (other than the Parent Entities and their Representatives) who received non-public or confidential information of any of the Partnership Entities or any of their Subsidiaries to cause such Persons to promptly return to the Unitholders or destroy such information. Notwithstanding anything to the contrary contained in this Section 2.1, if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (1) the Partnership has received a written Alternative Proposal, which was not solicited after the date of this Agreement, that the Partnership Board believes is bona fide and did not result from a breach of this Section 2.1 or Section 6.5 of the Merger Agreement and (2) the Partnership Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal, then each Unitholder may, subject to clauses (x) and (y) below, (I) furnish information, including confidential information, with respect to the Partnership or its Affiliates to the Person making such Alternative Proposal and (II) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) (I) at least 24 hours prior to furnishing such

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non-public information to, or entering into discussions or negotiations with, such Person, the Partnership gives Parent written notice of the identity of such Person, and the intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and (II) the Partnership received from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing provisions, including limitations on the use and disclosure of non-public written and oral information furnished to such Person by or on behalf of the Partnership, not materially less favorable to the Partnership than the provisions of the Confidentiality Agreements are to the Partnership Entities and (y) the Partnership will provide to Parent any non-public information was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.
(b)    In addition to the obligations of the Unitholders set forth in this Section 2.1, the Unitholders will promptly (and in no event later than twenty-four (24) hours after receipt) advise Parent in writing if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, the Unitholders in respect of any Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, or inquiry and the terms and conditions of any proposals or offers (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and such Unitholder shall promptly, and in any event within twenty-four (24) hours, provide Parent with copies of any additional written materials received by the Unitholders or that such Unitholder has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations. Each Unitholder agrees that neither such Unitholder nor any of its Subsidiaries will enter into any agreement with any person subsequent to the date of this Agreement which prohibits such Unitholder from providing any information to Parent in accordance with this Section 2.1.
Section 2.2    Capacity. Each Unitholder that is a natural person that is or becomes a party to this Agreement solely in its capacity as a Partnership Unitholder, and nothing contained herein shall in any way limit or affect any actions taken by any Representative of such Unitholder in his or her capacity as a director, officer or employee of the Partnership GP or the Partnership, and no action taken in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.
Article III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE UNITHOLDERS
Section 3.1    Representations and Warranties. Each Unitholder represents and warrants to Parent as follows: (a) such Unitholder has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by such Unitholder, (c) assuming due authorization, execution and delivery by Parent,

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this Agreement constitutes the valid and binding agreement of the Unitholder, enforceable against such Unitholder in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles), (d) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Unitholder have been duly authorized by all necessary action on the part of such Unitholder and do not and will not conflict with or violate any Laws or agreements binding upon such Unitholder, nor require any authorization, consent or approval of any Governmental Authority required to be obtained by such Unitholder, or a filing with any Governmental Authority required to be made by such Unitholder, except for filings with the SEC by such Unitholder and approvals under Antitrust Laws, (e) such Unitholder owns, beneficially and of record, the number of Unitholder Common Units described in the first recital hereto, and Partnership Parent beneficially owns all the Unitholder Common Units, and (f) except (i) as described in Schedule A hereto or (ii) for the restrictions created under this Agreement, the Securities Act or applicable “blue sky” laws, such Unitholder owns, beneficially and of record, all such Unitholder Common Units free and clear of any proxy, voting restriction, adverse claim or other Lien and has sole voting power with respect to such Unitholder Common Units and sole power of disposition with respect to all such Unitholder Common Units, with no restrictions on such Unitholder’s rights of voting or disposition pertaining thereto, and no person other than such Unitholder has any right to direct or approve the voting or disposition of any of the Securities.
Section 3.2    Certain Other Agreements. Each Unitholder hereby:
(a)    irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Mergers that such Unitholder may have with respect to the Securities;
(b)    agrees to promptly notify Parent of the number of any additional Securities acquired by such Unitholder or any of its Subsidiaries after the date hereof and prior to the Expiration Date; and, for the avoidance of doubt, any such Securities shall be subject to the terms of this Agreement as though owned by such Unitholder on the date hereof;
(c)    agrees to permit Parent and the Partnership to publish and disclose in the Proxy Statement such Unitholder’s identity and ownership of the Securities and the nature of such Unitholder’s commitments, arrangements and understandings under this Agreement; and
(d)    shall and does authorize Parent or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such Securities); provided that Parent or its counsel further notifies the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Securities following the Expiration Date.
Section 3.3    Confidentiality and Non-Solicitation.
(a)    For a period of five (5) years after the Closing, each Unitholder shall not and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its Affiliates not to and its and their respective Representatives not to, directly or indirectly, disclose to any Person

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any trade secret, confidential or proprietary business information, data or material primarily relating to the Included Subsidiaries or the business or operations of the Included Subsidiaries (collectively, the “Information”) acquired prior to the Closing, which has not become generally available to the public (other than as a result of a breach of this Section 3.3(a)). Notwithstanding anything to the contrary in the foregoing, each Unitholder or any of its Subsidiaries or Affiliates may disclose the Information if they are required to do so by applicable Law, regulation or legal or regulatory process; provided that such Unitholder or any of its Subsidiaries or Affiliates (i) take commercially reasonable steps, at Parent’s sole cost and expense, to preserve the privileged nature or confidentiality of the Information, including requesting that the Information not be disclosed to non-parties or the public; (ii) to the extent permitted by Law, give Parent prompt prior written notice of such request or requirement so that Parent may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) reasonably cooperate with Parent, at Parent’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, each Unitholder or any of its Subsidiaries or Affiliates (or such other persons to whom such request is directed) will furnish only that portion of the Information which is, on the advice of such Unitholder’s counsel, legally required to be disclosed and, upon Parent’s request, and at Parent’s sole cost and expense, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.
(b)    For a period of five (5) years after the Closing, Parent shall not and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its Affiliates not to and its and their respective Representatives not to, directly or indirectly, disclose to any Person any trade secret, confidential or proprietary business information, data or material primarily relating to Rentech Nitrogen Pasadena Holdings, LLC and Rentech Nitrogen Pasadena, LLC (the “Pasadena Entities”) or the business or operations of the Pasadena Entities (collectively, the “Pasadena Information”) acquired prior to the Closing, which has not become generally available to the public (other than as a result of a breach of this Section 3.3(b)). Notwithstanding anything to the contrary in the foregoing, Parent or any of its Subsidiaries or Affiliates may disclose the Pasadena Information if they are required to do so by applicable Law, regulation or legal or regulatory process; provided that Parent or any of its Subsidiaries or Affiliates (i) take commercially reasonable steps, at the Unitholders’ sole cost and expense, to preserve the privileged nature or confidentiality of the Pasadena Information, including requesting that the Pasadena Information not be disclosed to non-parties or the public; (ii) to the extent permitted by Law, give the Unitholders prompt prior written notice of such request or requirement so that the Unitholders may seek, at their sole cost and expense, an appropriate protective order or other remedy; and (iii) reasonably cooperate with the Unitholders, at the Unitholders’ sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, Parent or any of its Subsidiaries or Affiliates (or such other persons to whom such request is directed) will furnish only that portion of the Pasadena Information which is, on the advice of Parent’s counsel, legally required to be disclosed and, upon the Unitholders’ request, and at the Unitholders’ sole cost and expense, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.
(c)    For a period of two (2) years after the Closing, each Unitholder shall not, and shall cause its Subsidiaries to not, anywhere in North America, directly or indirectly, hire, engage or solicit for employment (or engagement as consultant) any employees of the Partnership

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Entities or the Included Subsidiaries or knowingly encourage or induce or attempt to encourage or induce any such Person to leave such employment or engagement, while the same are still employed by such Person and for a period of six (6) months following the termination of such employment. The restrictions in this Section 3.3(b) shall not apply to any solicitation and related employment by way of general advertising, including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement which are not directed or focused on employees of the Partnership Entities or the Included Subsidiaries. Each Unitholder agrees that Parent may seek to enforce this Section 3.3(b) by seeking to obtain injunctions, restraining orders and other equitable actions pursuant to Section 5.8(b).
(d)    For a period of two (2) years after the Closing, Parent shall not and shall cause its Subsidiaries to not, anywhere in North America, directly or indirectly, hire, engage or solicit for employment (or engagement as consultant) any employees of the Pasadena Entities or knowingly encourage or induce or attempt to encourage or induce any such Person to leave such employment or engagement, while the same are still employed by such Person and for a period of six (6) months following the termination of such employment. The restrictions in this Section 3.3(d) shall not apply to any solicitation and related employment by way of general advertising, including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement which are not directed or focused on employees of the Pasadena Entities. Parent agrees that Partnership Parent and the Unitholders may seek to enforce this Section 3.3(d) by seeking to obtain injunctions, restraining orders and other equitable actions pursuant to Section 9.11 of the Merger Agreement.

Article IV
TERMINATION
This Agreement shall terminate and be of no further force or effect upon the Expiration Date. Notwithstanding the preceding sentence, this Article IV, Article V and Section 3.3 shall survive any termination of this Agreement. Nothing in this Article IV relieves any party of any liability for any breach of any covenant or agreement contained herein occurring prior to termination.
Article V
MISCELLANEOUS
Section 5.1    Expenses. Each party shall bear its expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Mergers and the other transactions contemplated by the Merger Agreement are effected.
Section 5.2    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or through facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

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If to Parent, to:

CVR GP, LLC
10 East Cambridge Circle Drive, Suite 250
Kansas City, Kansas 66103
Attention: General Counsel
Facsimile: (913) 982-0976

With a copy to (which does not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Jeffery B. Floyd and E. Ramey Layne
Facsimile: (713) 615-5660

If to the Unitholders:

Rentech Nitrogen Partners, L.P.
10877 Wilshire Boulevard, 10th Floor
Los Angeles, CA 90024
Attention: Colin M. Morris
Facsimile: (310) 208-7165

With a copy to (which does not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Anthony J. Richmond and David A. Zaheer
Facsimile: (650) 463-2600

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if following by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 5.3    Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by each of the parties, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 5.4    Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.
Section 5.5    No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
Section 5.6    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings on such matters.
Section 5.7    No Third-Party Beneficiaries. The provisions of this Agreement are binding upon, inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors. Notwithstanding the foregoing, upon the consummation of a Qualified Pasadena Sale, the buyer in such transaction shall be an intended third party beneficiary of the provisions of Section 3.3(b) and Section 3.3(d) and may enforce such provisions against Parent as if it was a party to this Agreement.
Section 5.8    Jurisdiction; Specific Performance; Waiver of Jury Trial.
(a)    The parties hereto submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or, to the extent required by applicable Law, in such Federal court. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.
(b)    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 5.8(b) in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an

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appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.8(b), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(c)    To the extent not prohibited by applicable Law that cannot be waived, each party hereby irrevocably waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any party may file an original counterpart or a copy of this Section 5.8(c) with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.
Section 5.9    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.
Section 5.10    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions: (a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used; (b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate; (c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation; (d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings; (e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”; (f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; (g) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (h) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement; (i) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (j) any references herein to a particular Section or Schedule means a Section or Schedule to this Agreement unless otherwise expressly stated herein; and (k) all references to days mean calendar days unless otherwise provided.

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Section 5.11    Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., pdf) will be effective as delivery of a manually executed counterpart hereof.
Section 5.12    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 5.13    Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

CVR PARTNERS, LP

By:    CVR GP, LLC, its general partner

By:    /s/ Mark A. Pytosh
Name:    Mark A. Pytosh
Title:    Chief Executive Officer and President

RENTECH, INC.
By:    /s/ Keith B. Forman_______________
Name:    Keith B. Forman
Title:    President & Chief Executive Officer

RENTECH NITROGEN HOLDINGS, INC.
By:    /s/ Keith B. Forman_______________
Name:    Keith B. Forman
Title:    President & Chief Executive Officer

DSHC, LLC

By:    /s/ Colin Morris__________________
Name:    Colin Morris
Title:    President

SCHEDULE A
Restrictions on Unitholder Common Units

1.
Amended and Restated Term Loan Credit Agreement, dated as of February 12, 2015, by and among Rentech Nitrogen Holdings, Inc., the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent

2.	Amended and Restated Pledge Agreement, dated as of February 12, 2015, by and between the Rentech Nitrogen Holdings, Inc. and Credit Suisse AG, Cayman Islands Branch

3.	Amended and Restated Pledge Agreement, dated as of February 12, 2015, by and between DHSC LLC, Credit Suisse AG, Cayman Islands Branch and the optionees listed thereto

Signature Page to Voting and Support Agreement